Nuance Communications, Inc.	Release Date:
December 26, 2017

Laura Kaiser, President and CEO of SSM Health,
Joins Nuance Board of Directors

BURLINGTON, Mass., December 26, 2017 – Nuance Communications, Inc. (NASDAQ:NUAN) today announced that after a comprehensive search, Laura Kaiser, President and CEO of SSM Health, one of the largest integrated healthcare delivery systems in the U.S., has joined its Board of Directors. The Board’s unanimous decision to elect Ms. Kaiser was made on December 19, 2017 and her appointment was effective immediately. Ms. Kaiser’s appointment expands Nuance’s Board of Directors from seven to eight members, and she will serve as the seventh independent director.

Ms. Kaiser has more than 30 years’ experience in the healthcare industry. In her role as President and CEO of SSM Health, she currently oversees 20 hospitals, more than 60 outpatient care sites, two nursing homes, comprehensive home care and hospice services, a pharmacy benefit company, and an insurance company. Prior to joining to SSM, she served as the Executive Vice President and Chief Operating Officer at Intermountain Healthcare.

“Laura has an expansive knowledge of the healthcare industry and an impressive track record,” said Paul Ricci, Nuance CEO and Chairman of the Board. “Her insight and passion for improving quality care and patient satisfaction will be invaluable as Nuance continues to develop leading clinical innovations that support both physicians and their patients.”

Healthcare is Nuance’s largest business, serving more than 10,000 organizations and 500,000 clinicians worldwide.

About Nuance Communications, Inc.
Nuance Communications, Inc. (NASDAQ: NUAN) is the pioneer and leader in conversational AI innovations that bring intelligence to everyday work and life.  The company delivers solutions that can understand, analyze and respond to human language to increase productivity and amplify human intelligence.  With decades of domain and artificial intelligence expertise, Nuance works with thousands of organizations – in global industries that include healthcare, telecommunications, automotive, financial services, and retail – to create stronger relationships and better experiences for their customers and workforce. For more information, please visit www.nuance.com.
Trademark reference: Nuance and the Nuance logo are registered trademarks or trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other trademarks referenced herein are the property of their respective owners.

© 2017 Nuance Communications, Inc. All rights reserved.

Nuance Communications, Inc.	Release Date:
December 26, 2017

Contact Information

For Investors
Christine Marchuska
Nuance Communications, Inc.
Tel: 781-565-5000
Email: christine.marchuska@nuance.com

For Press
Richard Mack
Nuance Communications, Inc.
Tel: 781-565-5000
Email: richard.mack@nuance.com

© 2017 Nuance Communications, Inc. All rights reserved.